Exhibit 99.1

Amedisys Signs Definitive Agreement to Acquire RoseRock Healthcare

Acquisition Marks Company’s First Hospice Venture in Oklahoma

BATON ROUGE, La., February 19, 2019 – Amedisys, Inc. (NASDAQ: AMED), America’s leading independent home health, hospice and personal care company, has signed a definitive agreement to acquire RoseRock Healthcare, a hospice care provider in Tulsa, Oklahoma.

Under the terms of the agreement, expected to close on April 1, 2019, Amedisys will acquire substantially all the assets of RoseRock Healthcare.

RoseRock provides specialized hospice care to approximately 200 patients daily in northeastern Oklahoma. Amedisys currently operates six home health care centers in Oklahoma, including an agency in Tulsa.

“I’d like to first welcome all of the dedicated caregivers from RoseRock Healthcare – you are joining a nationwide company of caregivers at Amedisys, and I know you’ll fit right in,” stated President and Chief Executive Officer Paul Kusserow. “Secondly, thank you for your commitment to excellent patient care. We are so excited to have the privilege of continuing the RoseRock tradition of honoring life with the best care possible to the Tulsa community.”

On the close of the agreement, Amedisys will operate 138 hospice care centers in 34 states. The Company recently closed on its acquisition of Compassionate Care Hospice, a 53-location national hospice care provider that added 11 states to Amedisys’ hospice network.

“Whether we’re delivering care at a patient’s bedside, supporting our clinical team or educating the community on the hospice benefit, hospice isn’t just a job – it’s our calling,” stated Regarner Thompson, Senior Vice President of Hospice, South Region. “We know our patients and our team members will benefit by coming together with a strongly aligned culture and commitment to excellent patient care.”

Media Contact:	Investor Contact:

Kendra Kimmons	Nick Muscato
Vice President of Marketing & Communications	Vice President of Strategic Finance
225-299-3708	615-928-5452
kendra.kimmons@amedisys.com	nick.muscato@amedisys.com

Forward-Looking Statements

When included in this press release, words like “believes,” “belief,” “expects,” “plans,” “anticipates,” “intends,” “projects,” “estimates,” “may,” “might,” “would,” “should,” “will” and similar expressions are intended to identify forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements regarding the expected timing of completion of the proposed acquisition of RoseRock Healthcare and the expected effects of the completion of the proposed acquisition. These forward-looking statements involve a variety of risks and uncertainties that could cause actual results to differ materially from those described therein.

These risks and uncertainties include, but are not limited to the following: our ability to close the acquisition of RoseRock Healthcare, our ability to realize the anticipated benefits of the acquisition of RoseRock Healthcare, changes in Medicare and other medical payment levels, our ability to open care centers, acquire additional care centers and integrate and operate these care centers effectively, changes in or our failure to comply with existing federal and state laws or regulations or the inability to comply with new government regulations on a timely basis, competition in the healthcare industry, changes in the case mix of patients and payment methodologies, changes in estimates and judgments associated with critical accounting policies, our ability to maintain or establish new patient referral sources, our ability to attract and retain qualified personnel, changes in payments and covered services by federal and state governments, future cost containment initiatives undertaken by third-party payors, our access to financing, our ability to meet debt service requirements and comply with covenants in debt agreements, business disruptions due to natural disasters or acts of terrorism, our ability to integrate, manage and keep our information systems secure, our ability to comply with requirements stipulated in our corporate integrity agreement, our ability to realize the anticipated benefits of the acquisition of Compassionate Care Hospice, and changes in law or developments with respect to any litigation relating to the Company, including various other matters, many of which are beyond our control.

Because forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, you should not rely on any forward-looking statement as a prediction of future events. We expressly disclaim any obligation or undertaking and we do not intend to release publicly any updates or changes in our expectations concerning the forward-looking statements or any changes in events, conditions or circumstances upon which any forward-looking statement may be based, except as required by law.

About Amedisys:

Amedisys, Inc. is a leading healthcare at home Company delivering personalized home health, hospice and personal care. Amedisys is focused on delivering the care that is best for our patients, whether that is home-based personal care; recovery and rehabilitation after an operation or injury; care focused on empowering them to manage a chronic disease; or hospice care at the end of life. More than 3,000 hospitals and 65,000 physicians nationwide have chosen Amedisys as a partner in post-acute care. Founded in 1982, headquartered in Baton Rouge, LA with an executive office in Nashville, TN, Amedisys is a publicly held company. With more than 21,000 employees in 472 care centers in 38 states and the District of Columbia, Amedisys is dedicated to delivering the highest quality of care to the doorsteps of more than 376,000 patients and clients in need every year. For more information about the Company, please visit: www.amedisys.com.

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